Exhibit 99.1

THE GEO GROUP ANNOUNCES THE APPOINTMENT OF GEORGE C. ZOLEY AS

EXECUTIVE CHAIRMAN AND JOSE GORDO AS CHIEF EXECUTIVE OFFICER

Boca Raton, Fla. – June 1, 2021 — The GEO Group, Inc. (NYSE: GEO) (“GEO”) announced today that GEO’s Chairman, Chief Executive Officer and Founder, George C. Zoley, will transition to the position of Executive Chairman of GEO’s Board of Directors under a new five-year employment agreement with subsequent automatic one-year renewals, and Jose Gordo will be appointed Chief Executive Officer effective July 1, 2021, reporting to Mr. Zoley.

“The transition to Executive Chairman will allow me to focus on the strategic planning and execution of our company’s future direction, while allowing Jose Gordo and our Senior Management Team to focus on day-to-day operations and the delivery of our services. We are pleased to have Mr. Gordo join our management team. He brings a wealth of experience and knowledge to our company,” said Mr. Zoley.

Mr. Gordo stated, “I am delighted to join GEO’s Senior Management Team having served on GEO’s Board of Directors since October 2019 and having been involved in providing outside counsel to GEO for approximately 20 years. I’m looking forward to working closely with Mr. Zoley, our Board, and our management as we execute on the future strategic direction of our company.”

Jose Gordo currently serves as an Independent Director and Chair of the Nominating and Corporate Governance Committee of GEO’s Board of Directors. Mr. Gordo has over 20 years of experience in business management, private equity, corporate finance, and business law. Since June 2017, Mr. Gordo has served as the Managing Partner of a general partnership that invests in and actively oversees small and medium-sized privately held companies, with a focus on the healthcare, technology, and financial services industries. From 2013 to early 2017, Mr. Gordo served as the Chief Financial Officer of magicJack Vocaltec Ltd., a publicly traded company in the telecommunications industry. Prior to that position, Mr. Gordo served as a Managing Director at The Comvest Group, a Florida-based private equity firm. Previously, Mr. Gordo was a partner at the national law firm of Akerman LLP, where he specialized in corporate law matters, advising public and private companies and private equity firms on mergers and acquisitions and capital markets transactions. He also previously represented GEO as outside counsel for several years.

He received a J.D. degree from Georgetown University Law Center and a B.A. degree from the University of Miami. Mr. Gordo has extensive experience in business management, finance, corporate strategy, operations, and business law. His extensive experience in these areas and his deep understanding of GEO will strengthen the company’s collective knowledge, capabilities, and experience.

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Contact: Pablo E. Paez	(866) 301 4436
Executive Vice President, Corporate Relations

N E WS R E L E A S E

About The GEO Group

The GEO Group (NYSE: GEO) is a fully integrated equity real estate investment trust specializing in the design, financing, development, and operation of secure facilities, processing centers, and community reentry centers in the United States, Australia, South Africa, and the United Kingdom. GEO is a leading provider of enhanced in-custody rehabilitation, post-release support, electronic monitoring, and community-based programs. GEO’s worldwide operations include the ownership and/or management of 116 facilities totaling approximately 92,000 beds, including idle facilities and projects under development, with a workforce of up to approximately 21,000 professionals.

Safe-Harbor Statement

This press release contains forward-looking statements regarding future events and future performance of GEO that involve risks and uncertainties that could materially affect actual results, including statements regarding the appointments of George C. Zoley as Executive Chairman and Jose Gordo as Chief Executive Officer. Risks and uncertainties that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) the Board’s ability to evaluate and conclude its evaluation regarding GEO’s corporate tax structure and REIT status by the fourth quarter of 2021; (2) changes in federal and state government policy, orders, directives, legislation and regulations that affect public-private partnerships with respect to secure, correctional and detention facilities, processing centers and reentry centers, including the timing and scope of implementation of President Biden’s Executive Order directing the U.S. Attorney General not to renew the U.S. Department of Justice contracts with privately operated criminal detention facilities; (3) changes in federal immigration policy; (4) public and political opposition to the use of public-private partnerships with respect to secure correctional and detention facilities, processing centers and reentry centers; (5) the magnitude, severity, and duration of the current COVID-19 global pandemic, its impact on GEO and GEO’s ability to mitigate the risks associated with COVID-19; (6) GEO’s ability to sustain or improve company-wide occupancy rates at its facilities in light of the COVID-19 global pandemic and policy and contract announcements impacting GEO’s federal facilities in the United States; (7) fluctuations in our operating results, including as a result of contract terminations, contract renegotiations, changes in occupancy levels and increases in our operating costs, (8) general economic and market conditions, including changes to governmental budgets and its impact on new contract terms, contract renewals, renegotiations, per diem rates, fixed payment provisions, and occupancy levels (9) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (10) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (11) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (12) GEO’s ability to successfully pursue growth and continue to create shareholder value; (13) GEO’s ability to obtain financing or access the capital markets in the future on acceptable terms or at all; (14) GEO’s ability to remain qualified as a REIT, including its ability to declare future dividend payments, should the Board determine not to change its current intent to maintain GEO’s REIT status; and (15) other factors contained in GEO’s Securities and Exchange Commission periodic filings, including its Form 10-K, 10-Q and 8-K reports

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Contact: Pablo E. Paez	(866) 301 4436
Executive Vice President, Corporate Relations